Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 30, 2011

among

GLOBE METALLURGICAL INC.,
TENNESSEE ALLOYS COMPANY, LLC,
and
GSM SALES, INC.,
as Borrowers,

ALABAMA SAND AND GRAVEL, INC. and
LAUREL FORD RESOURCES, INC.
as Subsidiary Guarantors,

GLOBE SPECIALTY METALS, INC.
(f/k/a International Metal Enterprises, Inc.),
as Parent

THE LENDERS PARTY HERETO

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent, Issuing Bank,
Swingline Lender and Collateral Agent

SG AMERICAS SECURITIES, LLC
as Sole Arranger

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1

Section 1.01	Defined Terms	1
Section 1.02	Classification of Loans and Borrowings	1
Section 1.03	Terms Generally	1
Section 1.04	Accounting Terms; GAAP	2

ARTICLE II	THE CREDITS	2

Section 2.01	The Revolving Loans	2
Section 2.02	Loans and Borrowings	3
Section 2.03	Requests for Revolving Borrowings	4
Section 2.04	Swingline Loans	4
Section 2.05	Letters of Credit	6
Section 2.06	Funding of Borrowings	10
Section 2.07	Interest Elections	10
Section 2.08	Termination of Commitments	12
Section 2.09	Repayment of Loans; Evidence of Debt	12
Section 2.10	Prepayment of Loans	13
Section 2.11	Fees	14
Section 2.12	Interest	15
Section 2.13	Alternate Rate of Interest	16
Section 2.14	Increased Costs	17
Section 2.15	Break Funding Payments	18
Section 2.16	Taxes	18
Section 2.17	Payments Generally; Allocation of Proceeds; Sharing of Setoffs	19
Section 2.18	Mitigation Obligations; Replacement of Lenders	22
Section 2.19	Returned Payments	23
Section 2.20	Cash Collateral	23
Section 2.21	Defaulting Lenders	24
Section 2.22	Multiple Borrower Provisions	26

ARTICLE III	CONDITIONS PRECEDENT	26

Section 3.01	Effective Date	26
Section 3.02	Each Credit Event	29

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	30

Section 4.01	Organization; Powers	30
Section 4.02	Authorization; Enforceability	30
Section 4.03	Approvals; No Conflicts	30
Section 4.04	Financial Condition; No Material Adverse Change	31
Section 4.05	Properties	31
Section 4.06	Litigation and Environmental Matters	31
Section 4.07	Compliance with Laws and Agreements; Absence of Default	32
Section 4.08	Investment Company Status	32
Section 4.09	Taxes	32
Section 4.10	ERISA	32
Section 4.11	Disclosure	33
Section 4.12	Material Agreements; No Burdensome Restrictions	33
Section 4.13	Solvency	33
Section 4.14	Insurance	34
Section 4.15	Capitalization and Subsidiaries	34
Section 4.16	Security Interest in Collateral	34
Section 4.17	Labor Disputes	34
Section 4.18	Affiliate Transactions	34
Section 4.19	Regulation U	34

ARTICLE V	AFFIRMATIVE COVENANTS	35

Section 5.01	Financial Statements; Borrowing Base and Other Information	35
Section 5.02	Notices of Material Events	38
Section 5.03	Existence; Conduct of Business	39
Section 5.04	Payment of Obligations	39
Section 5.05	Maintenance of Properties	40
Section 5.06	Books and Records; Inspection Rights	40
Section 5.07	Compliance with Laws	40
Section 5.08	Use of Proceeds	40
Section 5.09	Insurance	40
Section 5.10	Casualty and Condemnation	40
Section 5.11	Field Examinations	41
Section 5.12	Deposit Accounts	41
Section 5.13	Additional Collateral; Further Assurances	41
Section 5.14	Annual Lenders' Meeting	42
Section 5.15	Compliance with Agreements	42
Section 5.16	Post-Closing Covenant	42

ARTICLE VI	NEGATIVE COVENANTS	42

Section 6.01	Indebtedness	42
Section 6.02	Liens	44
Section 6.03	Fundamental Changes	45
Section 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	46
Section 6.05	Asset Sales	48
Section 6.06	Intentionally Omitted	49
Section 6.07	Hedging Agreements	49
Section 6.08	Restricted Payments; Certain Payments of Indebtedness	49
Section 6.09	Transactions with Affiliates	50
Section 6.10	Restrictive Agreements	50
Section 6.11	Amendment of Material Documents	51
Section 6.12	Capital Expenditures	51
Section 6.13	Financial Covenants	51
Section 6.14	Accounting Changes	51

ARTICLE VII	EVENTS OF DEFAULT	52

ARTICLE VIII	THE AGENTS	55

ARTICLE IX	MISCELLANEOUS	57

Section 9.01	Notices	57
Section 9.02	Waivers; Amendments	58
Section 9.03	Expenses; Indemnity; Damage Waiver	60
Section 9.04	Successors and Assigns	62
Section 9.05	Survival	66
Section 9.06	Counterparts; Integration; Effectiveness	66
Section 9.07	Severability	66
Section 9.08	Right of Setoff	67
Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process	67
Section 9.10	WAIVER OF JURY TRIAL	68
Section 9.11	Headings	68
Section 9.12	Confidentiality	68
Section 9.13	Several Obligations; Nonreliance; Violation of Law	69
Section 9.14	USA PATRIOT Act	69
Section 9.15	Appointment for Perfection	69
Section 9.16	Replacement of Defaulting Lenders	70
Section 9.17	Amendment, Restatement and Rearrangement of Existing Credit Agreement	70

ARTICLE X	SUBSIDIARY GUARANTY	70

Section 10.01	Guaranty	70
Section 10.02	Guaranty of Payment; Continuing Guaranty	71
Section 10.03	No Discharge or Diminishment of Subsidiary Guaranty	71
Section 10.04	Defenses Waived	72
Section 10.05	Rights of Subrogation	72
Section 10.06	Reinstatement; Stay of Acceleration	72
Section 10.07	Information	73
Section 10.08	Taxes	73
Section 10.09	Maximum Liability	73
Section 10.10	Contribution	73
Section 10.11	Liability Cumulative	74

ARTICLE XI	COVENANTS OF PARENT	74

ANNEX:

Annex A—Definitions

SCHEDULES:

Schedule 2.01—Commitments
Schedule 2.05 – Existing Letters of Credit
Schedule 4.06—Disclosed Matters
Schedule 4.12—Material Agreements
Schedule 4.14—Insurance
Schedule 4.15—Capitalization and Subsidiaries
Schedule 4.18—Affiliate Transactions
Schedule 6.01—Existing Indebtedness
Schedule 6.02—Existing Liens
Schedule 6.04—Existing Investments
Schedule 6.10—Existing Restrictions

EXHIBITS:

Exhibit A—Form of Assignment Agreement
Exhibit B—Form of Opinion of Borrower's Counsel
Exhibit C—Form of Borrowing Base Certificate
Exhibit D—Form of Compliance Certificate
Exhibit E—Form of Joinder Agreement
Exhibit F—Form of Borrowing Request

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT is dated as of March 30, 2011, and is entered into by and among GLOBE METALLURGICAL INC., a Delaware corporation ("GMI"), TENNESSEE ALLOYS COMPANY, LLC, a Delaware limited liability company ("TAC"), and GSM SALES, INC., a Delaware corporation ("GSMS" and together with GMI and TAC, collectively, on a joint and several basis, the "Borrowers" and each, a "Borrower"), ALABAMA SAND AND GRAVEL, INC., a Delaware corporation, and LAUREL FORD RESOURCES, INC., a Kentucky corporation, as Subsidiary Guarantors, GLOBE SPECIALTY METALS, INC. (f/k/a International Metal Enterprises, Inc.), as Parent, the LENDERS FROM TIME TO TIME PARTY HERETO, as Lenders, and SOCIÉTÉ GÉNÉRALE, as Administrative Agent, Issuing Bank, Swingline Lender and Collateral Agent.

The parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as of the date hereof as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Annex A.

Section 1.02 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "LIBOR Loan") or by Class and Type (e.g., an "ABR Revolving Loan").  Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "LIBOR Borrowing") or by Class and Type (e.g., an "ABR Revolving Borrowing").

Section 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (c) the words "herein", "hereof and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01 The Revolving Loans.

(a) Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Credit Exposure exceeding such Lender's Commitment, (ii) the Aggregate Credit Exposure exceeding the lesser of (x) the total Commitments and (y) the Borrowing Base, (iii) the GMI Exposure exceeding the GMI Sublimit, (iv) the TAC Exposure exceeding the TAC Sublimit or (v) the GSMS Exposure exceeding the GSMS Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) Increase in Commitments.

(i) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the aggregate Commitments by an amount (for all such requests) not exceeding $10,000,000 (less any permanent reductions previously effected to the Commitments); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and (ii) any such request will be in accordance with each Lender's Applicable Percentage.  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 10 Business Days from the date of delivery of such notice to the Administrative Agent).

(ii) Each Lender shall notify the Administrative Agent within such time period whether or not it agrees, in its sole discretion, to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(iii) The Administrative Agent shall notify the Borrowers of the Lenders' responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Borrower may also invite additional financial institutions to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(iv) If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

(v) As a condition precedent to such increase, (A) the Borrowers shall deliver to the Administrative Agent a certificate of the Borrowers dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Financial Officer of each Borrower or a Financial Officer of the Parent (1) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase, (2) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.01(b), the representations and warranties contained in Section 4.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01 and (y) no Default exists, and (B) the Subsidiary Guarantors shall deliver to the Administrative Agent a reaffirmation of the Subsidiary Guaranty in form and substance reasonably satisfactory to the Administrative Agent.  The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.14) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(vi) This Section shall supersede any provisions in Sections 2.17 or 9.02 to the contrary.

Section 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as a Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of twenty (20) LIBOR Borrowings outstanding at any time.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing as a LIBOR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings.  To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request either by delivering (by hand or facsimile) to the Administrative Agent a Borrowing Request signed by such Borrower or by telephone in each case (a) in the case of a LIBOR Borrowing, not later than 1:00 p.m. (New York time) three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m. (New York time) on the date of the proposed Borrowing.  Each such telephonic request for a Revolving Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a Borrowing Request signed by the applicable Borrower.  Each such telephonic request and Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing,

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period."

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000, (ii) the sum of the Aggregate Credit Exposure exceeding the lesser of the total Commitments and the Borrowing Base, (iii) the GMI Exposure exceeding the GMI Sublimit, (iv) the TAC Exposure exceeding the TAC Sublimit or (v) the GSMS Exposure exceeding the GSMS Sublimit; provided that the Swingline Lender shall not make a Swingline Loan to refinance an outstanding Swingline Loan; provided further that so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.  To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile) not later than 1:00 p.m. (New York time) on the day of the proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower.  The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the applicable Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.17(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m. (New York time) on the requested date of such Swingline Loan.

(b) The Swingline Lender may, by written notice given to the Administrative Agent not later than 9:00 a.m. (New York time) on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans.  Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loans acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

Section 2.05 Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  The Issuing Bank shall not be under any obligation to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Bank's actual or potential Fronting Exposure (after giving effect to Section 2.21(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent, prior to 9:00 am (New York time) on the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Aggregate Credit Exposure shall not exceed the lesser of the total Commitments and the Borrowing Base, (ii) the GMI Exposure shall not exceed the GMI Sublimit, (iii) the TAC Exposure shall not exceed the TAC Sublimit and (iv) the GSMS Exposure shall not exceed the GSMS Sublimit.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit or the deemed issuance of the Existing Letters of Credit under Section 2.05(k) (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m. (New York time) on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 9:00 a.m. (New York time) on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 11:00 a.m. (New York time) on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 9:00 a.m. (New York time) on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender's Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.  The Borrowers' obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower's obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph in respect of any LC Disbursement shall be due and payable at the time such LC Disbursement is reimbursed and shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the "LC Collateral Account"), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers' risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders, be applied to satisfy other Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

(k) Existing Letters of Credit. The Issuing Bank, the Lenders and the Borrowers agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement as Letters of Credit.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m. (New York time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender's Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally, and the Borrowers jointly and severally, agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

Section 2.07 Interest Elections.

(a) Subject to Section 2.02(b), each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) If any Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as a Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time reduce ratably in part the unused portion of the Commitments; provided that (i) each such partial reduction of the Commitments shall be in the minimum aggregate amount of $5,000,000.00 and in integral multiples of $5,000,000.00 in excess thereof and (ii) the aggregate amount of the Commitments may not be reduced below the outstanding Aggregate Credit Exposure.  The Borrowers may at any time terminate the Commitments in whole upon (i) the payment in full of all outstanding Loans and unreimbursed LC Disbursements, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Issuing Bank of a cash deposit (or, at the discretion of the Issuing Bank, a back up standby letter of credit satisfactory to the Issuing Bank) in an amount equal to 103% of the related LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrowers shall notify the Administrative Agent of any election to reduce or terminate the Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of reduction or termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any reduction or termination of the Commitments shall be permanent.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Revolving Loan on the earlier of the Maturity Date and 180 days after such Revolving Loan is made, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, at or before 11:00 a.m. (New York time), the Administrative Agent shall apply all immediately available funds credited to the Collection Account first to prepay any outstanding Swingline Loans, second to prepay any outstanding Revolving Loans, and third to cash collateralize any outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.09(c) or (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after any assignment by such Lender pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10 Prepayment of Loans.

(a) The Borrowers shall have the right, at any time and from time to time, to prepay any Borrowing in whole or in part; provided that (i) any such prepayment of Swingline Loans shall be in an amount that is an integral multiple of $50,000 and not less than $100,000, and (ii) any such prepayment of Revolving Loans shall be in an amount that is an integral multiple of $100,000 and not less than $100,000.  Each such prepayment shall be accompanied by a payment of the accrued and unpaid interest on the amount so prepaid to the extent required by Section 2.12 together with any amounts payable pursuant to Section 2.15.  The Borrowers shall notify the Administrative Agent (and, in the case of a prepayment of Swingline Loans, the Swingline Lender) by telephone (confirmed by facsimile) of any such prepayment (x) in the case of a prepayment of a LIBOR Borrowing, not later than 10:00 a.m. (New York time) three Business Days before the date of prepayment, (y) in the case of a prepayment of an ABR Borrowing, not later than 10:00 a.m. (New York time) one Business Day before the date of prepayment, and (iii) in the case of a prepayment of Swingline Loans, not later than 1:00 p.m. (New York time) on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each optional prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

(b) In the event the Aggregate Credit Exposure at any time exceeds the lesser of (i) the total Commitments and (ii) the Borrowing Base, the Borrowers shall first prepay the Swingline Loans, second prepay the Revolving Loans and third cash collateralize the outstanding LC Exposure in an aggregate amount equal to such excess.  In the event that the GMI Exposure at any time exceeds the GMI Sublimit, the Borrowers shall first prepay the Swingline Loans made to GMI, second prepay the Revolving Loans made to GMI and third cash collateralize the outstanding LC Exposure with respect to Letters of Credit requested by GMI in an aggregate amount equal to such excess.  In the event that the TAC Exposure at any time exceeds the TAC Sublimit, the Borrowers shall first prepay the Swingline Loans made to TAC, second prepay the Revolving Loans made to TAC and third cash collateralize the outstanding LC Exposure with respect to Letters of Credit requested by TAC in an aggregate amount equal to such excess.  In the event that the GSMS Exposure at any time exceeds the GSMS Sublimit, the Borrowers shall first prepay the Swingline Loans made to GSMS, second prepay the Revolving Loans made to GSMS and third cash collateralize the outstanding LC Exposure with respect to Letters of Credit requested by GSMS in an aggregate amount equal to such excess.  Each prepayment of Revolving Loans pursuant to this Section 2.10(b) shall be applied ratably to the outstanding Revolving Loans of the Lenders.

Section 2.11 Fees.

(a) Subject to Section 2.21(a)(iii), the Borrowers agree to pay to the Administrative Agent, for the account of each Lender, a commitment fee ("Commitment Fee"), which shall accrue at the rate equal to the Applicable Margin for the Commitment Fee on the average daily amount, during the period from and including the Effective Date to but excluding the date on which the Commitments terminate, of (i) the Commitment of such Lender minus (ii) the sum of (A) the aggregate outstanding principal amount of such Lender's Revolving Loans plus (B) such Lender's LC Exposure, subject to adjustment as provided in Section 2.21 (but excluding, for the avoidance of doubt, the Swingline Loans).  Accrued Commitment Fees shall be payable in arrears on the last day of each March, June, September and December and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Lender, a participation fee with respect to its participations in Letters of Credit (the "Letter of Credit Fee"), which shall accrue at the same Applicable Margin used to determine the interest rate applicable to LIBOR Loans, on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that, the amount of such participation fee shall not be less than $250 in any Fiscal Quarter and provided further that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to the Issuing Bank (A) a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, (B) a negotiation fee in an amount equal to the greater of (1) $500 and (2) 0.25% of the face amount of each Letter of Credit issued, amended, renewed or extended and (C) the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Negotiation fees payable to the Issuing Bank with respect to any Letter of Credit shall be payable upon the date of issuance, amendment, renewal or extension of such Letter of Credit.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent, including without limitation, pursuant to the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (after giving effect to the grace period set forth in Section 7.1(b)), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (B) in the case of any other amount, 2.00% plus the rate applicable to ABR Borrowings as provided in paragraph (a) of this Section 2.12 and (ii) without duplication, if an Event of Default under Section 7.1(h) or (i) has occurred and is continuing, each Loan shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed in the applicable period (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest.  If, prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or (b) shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan to an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, the Collateral Agent or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender, the Collateral Agent or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

Section 2.17 Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16 or otherwise) prior to 11:00 a.m. (New York time) on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1221 Avenue of the Americas, New York NY 10020, except that payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of the Loans, LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal of the Loans and LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of the Loans and LC Disbursements then due to such parties.

(b) Subject to Sections 2.20 and 2.21, any proceeds of Collateral received by the Collateral Agent or the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers or as otherwise provided in this Agreement), (B) a mandatory prepayment (which shall be applied in accordance with the applicable provisions of Section 2.10) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect in accordance with Section 7.3 of the Security Agreement (which shall be applied in accordance with Section 2.09(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied first to pay ratably any fees, indemnities, or expense reimbursements, including amounts then due to the Collateral Agent, the Administrative Agent or the Issuing Bank from the Borrowers, second to pay ratably any fees or expense reimbursements then due to the Lenders from the Borrowers, third to pay ratably the interest then due and payable on the Loans, fourth to prepay ratably the principal of all outstanding Loans and any unreimbursed LC Disbursements, fifth to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit, which amount shall be held by the Administrative Agent as cash collateral for such Obligations, sixth to pay ratably to the parties entitled thereto any amounts owing with respect to Hedging Obligations that constitute Secured Obligations, and seventh to the payment of any other Secured Obligation due to any Secured Party by the Borrowers.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any LIBOR Loan except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.15.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 9.03) and other sums payable under the Loan Documents may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent.  The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or 2.04, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any participations in LC Disbursements, in any such case, which results in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant or (z) the application of Cash Collateral provided for in Section 2.20.  The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that any Borrower will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender under or in connection with the Loan Documents to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations; Replacement of Lenders.  If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then:

(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

(b) the Borrowers may, at their sole expense and effort, require such Lender (a "Replaced Lender"), upon notice to the Replaced Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) the Replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) such assignment will result in a reduction in such compensation or payments.  A Replaced Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.19 Returned Payments.  If, after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment to any Person because such payment or the application thereof is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference or impermissible setoff or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.19 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment.  The provisions of this Section 2.19 shall survive the termination of this Agreement.

Section 2.20 Cash Collateral.

(a) At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at SG.  Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Exposure, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided pursuant to this Section to reduce Fronting Exposure shall be released promptly following (i) the elimination of the applicable Fronting Exposure giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)(ii)(E)) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrowers shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 2.17(b)), and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.21 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts then owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations under a Letter of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or reimbursement obligations were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.11(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to Sections 2.04 and 2.05, the "Applicable Percentage" of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) such Non-Defaulting Lender's aggregate amount of the Revolving Loans.

(b) Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

Section 2.22 Multiple Borrower Provisions.  The obligations of each Borrower under this Agreement are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Borrowers under this Agreement or any other Loan Document (collectively, the "Other Borrower Obligations"), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.22 that the obligations of each Borrower under this Agreement shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of any Borrower under this Agreement or any other agreement referred to herein or therein:

(a) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Other Borrower Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Other Borrower Obligations shall be accelerated, or any of the Other Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any other guarantee of any of the Other Borrower Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Administrative Agent, the Issuing Bank or any Lender or Lenders as security for any of the Other Borrower Obligations shall fail to be perfected.

Each Borrower hereby expressly waives, with respect to the Other Borrower Obligations diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender exhaust any right, power or remedy or proceed against the other Borrowers under this Agreement or any other Loan Document, or against any other Person under any other guarantee of, or security for, any of the Other Borrower Obligations.

ARTICLE III

Conditions Precedent

Section 3.01 Effective Date.  The obligation of each Lender to make the initial Loans on the Effective Date, and of the Issuing Bank to issue the initial Letter of Credit, is subject to the satisfaction of the following conditions:

(a) Credit Agreement and Other Loan Documents.  The Administrative Agent (or its counsel) shall have received the following, each dated on or before the Effective Date, duly executed by all the parties thereto, each in form and substance satisfactory to the Administrative Agent:

(i) this Agreement and all attached exhibits and schedules;

(ii) any promissory notes requested by a Lender pursuant to Section 2.09 payable to the order of each such requesting Lender;

(iii) the Security Agreement, together with UCC-3 financing statement amendments or  UCC-1 financing statements, as applicable, certificates representing the Equity Interests in the Effective Date Subsidiary Guarantors pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate, executed in blank by a duly authorized officer of GMI, and any other documents, agreements or instruments necessary to create a valid and perfected first priority security interest in the Collateral described therein in favor of the Collateral Agent;

(iv) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(b) Opinion of Loan Parties' Counsel.  The Administrative Agent (or its counsel) shall have received a favorable written opinion of Arent Fox LLP, counsel to the Loan Parties, dated the Effective Date and addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders, in substantially the form of Exhibit B.

(c) Closing Certificates; Certified Certificates of Incorporation, Etc.; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the specimen signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization (or other comparable constituent documents) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its By-Laws or operating, management or partnership agreement, and (ii) a long-form good standing certificate for each Loan Party from its jurisdiction of organization.

(d) Financial Officer's Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower or a Financial Officer of the Parent, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article IV are true and correct as of such date, (iii) stating that the conditions in this Section 3.01 have been met, (iv) certifying as to the matters set forth in Section 4.13, and (v) certifying as to such other factual matters as may be reasonably requested by the Administrative Agent.

(e) Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(f) Customer List.  The Administrative Agent shall have received a true and complete updated customer list for the Borrowers and their Subsidiaries, including addresses, phone numbers and contacts.

(g) Collateral Access Agreements.  The Administrative Agent shall have received each Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement.

(h) Borrowing Base Certificate and Compliance Certificate.  The Administrative Agent shall have received (i) an initial executed Borrowing Base Certificate for the Fiscal Month ended February 28, 2011, and (ii) an initial Compliance Certificate, signed by a Financial Officer of each Borrower and setting forth calculations demonstrating the Borrowers' compliance with the financial covenants set forth in Section 6.13 as of December 31, 2010 and for the four Fiscal-Quarter period ended on such date, calculated on a pro forma basis after giving effect, in a manner satisfactory to the Administrative Agent, to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date.

(i) Other Financial Information.  The Administrative Agent shall have received true and correct copies of (i) the unaudited combined balance sheets and related statements of operations, stockholders' (or other type of equity holder's) equity and cash flows of the Borrowers and their Subsidiaries, as of and for the Fiscal Year ended June 30, 2010, (ii) the unaudited combined balance sheets and related statements of operations, stockholders' (or other type of equity holder's) equity and cash flows of the Borrowers and their Subsidiaries, as of and for the Fiscal Quarters ended September 30, 2010 and December 31, 2010, and the Fiscal Month ended January 31, 2011, (iii) the projected annual combined financial statements (including balance sheets and related statements of operations, stockholders' (or other type of equity holder's) equity and cash flows) of the Borrowers and their Subsidiaries for the three (3) year period commencing on July 1, 2010, and (iv) such other financial information as the Administrative Agent may reasonably request.

(j) No Material Adverse Effect.  Since June 30, 2010, no event shall have occurred and no circumstance shall have come into existence which, in the opinion of the Administrative Agent, has had a Material Adverse Effect.

(k) Environmental Reports.  The Administrative Agent shall have received environmental reports (including Phase I environmental studies), from firm(s) satisfactory to the Lenders, with respect to the real properties of the Loan Parties, which reports shall be in form and substance reasonably satisfactory to the Lenders.

(l) Collateral Examination.  The Administrative Agent shall have received an independent collateral examiner's report dated not more than three (3) months prior to the Effective Date in form and substance satisfactory to the Administrative Agent.

(m) Due Diligence.  The Administrative Agent shall have completed all aspects of its due diligence investigation of the Borrowers and their Subsidiaries (including as to any of their respective contingent liabilities and contractual obligations) and the assets of the Loan Parties, and the results of such investigation shall be satisfactory to the Administrative Agent in all respects.

(n) Insurance Certificates.  The Administrative Agent shall have received certificates as to coverage under the insurance policies required by Section 5.09 and the applicable provisions of the Collateral Documents, which shall be endorsed or otherwise amended to include a customary lender's loss payable endorsement and to name the Collateral Agent as additional insured.

(o) Authorizations and Approvals.  All Governmental Authorities and Persons shall have approved or consented to the Transactions and the transactions contemplated hereby, including, without limitation, those required in connection with the continued operation of the Borrowers and their Subsidiaries, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement, the Transactions and the actions contemplated hereby and thereby.

(p) Existing Indebtedness.  The Administrative Agent shall have received evidence satisfactory to it that (i) all Loans (as defined in the Existing Credit Agreement) of the Lenders (as defined in the Existing Credit Agreement) which will not execute and deliver this Agreement (and will not have a Commitment hereunder) (the "Exiting Lenders") shall have been or shall concurrently with the initial Loans to be made on the Effective Date hereunder be repaid in full, together with any accrued interest thereon and any accrued fees payable to such Exiting Lenders under the Existing Credit Agreement to but excluding the Effective Date.

(q) Lien Searches.  The Collateral Agent shall have received the results of recent lien searches in the jurisdiction of organization or formation of each Loan Party and in each of the jurisdictions where assets of the Loan Parties are located, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Collateral Agent.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 3.02 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (including the deemed issuance of the Existing Letters of Credit), is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the use of the proceeds thereof, the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the use of the proceeds thereof, no Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing or the issuance of any Letter of Credit, (i) Availability shall not be less than zero, (ii) the GMI Exposure shall not exceed the GMI Sublimit, (iii) the TAC Exposure shall not exceed the TAC Sublimit and (iv) the GSMS Exposure shall not exceed the GSMS Sublimit.

(d) No material adverse change with respect to the Collateral described in the most recently delivered Borrowing Base Certificate has occurred and is continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE IV

Representations and Warranties

Each Loan Party (and with respect to Sections 4.01, 4.02 and 4.03, the Parent) represents and warrants to the Lenders that:

Section 4.01 Organization; Powers.  Each of the Loan Parties, each of its Subsidiaries and the Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02 Authorization; Enforceability.  The Transactions are within each Loan Party's and the Parent's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  The Loan Documents to which each Loan Party and the Parent is a party have been duly executed and delivered by such Loan Party and the Parent and constitute a legal, valid and binding obligation of such Loan Party and the Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03 Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or other Person, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or the Parent, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or the Parent or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries or the Parent, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries or the Parent, except Liens created pursuant to the Loan Documents.

Section 4.04 Financial Condition; No Material Adverse Change.

(a) The Borrowers have heretofore furnished to the Lenders their combined balance sheet and statements of income, stockholders (or other type of equity holder's) equity and cash flows as of and for the Fiscal Year ended June 30, 2010.  Such financial statements present fairly, in all material respects, the combined financial position and results of operations and cash flows of the Borrowers and their Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) The combined forecasted balance sheet and statements of income, stockholders (or other type of equity holder's) equity and cash flows of the Borrowers and their Subsidiaries delivered pursuant to Section 3.01(i)(iii) and Section 5.01(f) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers' best estimate of their future financial condition and performance.

(c) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since June 30, 2010.

(d) Except as disclosed in the financial statements referred to above or the footnotes thereto, after giving effect to the Transactions, none of the Borrowers or any of their Subsidiaries has, as of the Effective Date, any contingent liabilities that would reasonably be expected to result in a Material Adverse Effect.

(e) The information contained in the most recently delivered Borrowing Base Certificate is complete and correct in all material respects.

Section 4.05 Properties.

(a) Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business and all its personal property, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties' rights thereto are not subject to any licensing agreement or similar arrangement.

Section 4.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.07 Compliance with Laws and Agreements; Absence of Default.  Each Loan Party and each of its Subsidiaries are in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 4.08 Investment Company Status.  No Loan Party nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09 Taxes.  Each Loan Party and each of its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves.  No Tax liens have been filed and no claims are being asserted with respect to any such Taxes.

Section 4.10 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11 Disclosure.  The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written statements furnished by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

Section 4.12 Material Agreements; No Burdensome Restrictions.

(a) All material agreements and contracts to which any Loan Party is a party or is bound as of the Effective Date are listed on Schedule 4.12.  No Loan Party is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

(b) No Loan Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or organizational restriction or Requirement of Law which could reasonably be expected to cause a Material Adverse Effect.

Section 4.13 Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, and as of the date of each Borrowing, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 4.14 Insurance.  Schedule 4.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the other Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid.  The Borrowers believe that the insurance maintained by or on behalf of the Borrowers and their Subsidiaries is adequate.

Section 4.15 Capitalization and Subsidiaries.  Schedule 4.15 sets forth (a) a correct and complete list of the name and relationship to each Borrower of each and all of each Borrower's Subsidiaries, (b) a true and complete listing of each class of each Borrower's authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record on the Effective Date by the Persons identified on Schedule 4.15, and (c) the type of entity and jurisdiction of organization of each Borrower and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to any particular such Equity Interests) duly authorized and issued and are fully paid and non-assessable.

Section 4.16 Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents are effective to create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

Section 4.17 Labor Disputes.  There are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries that are pending or, to the knowledge of the Borrowers, threatened.  The hours worked by and payments made to employees of the Loan Parties and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

Section 4.18 Affiliate Transactions.  Except as set forth on Schedule 4.18, as of the Effective Date, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons is directly or indirectly indebted to or has any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

Section 4.19 Regulation U.

(a) The Borrowers shall use the proceeds of the Loans solely for the purposes set forth in Section 5.08, and no part of the proceeds of the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(b) Margin stock (as defined in Regulation U of the Board) constitutes less than 25% of the value of the assets of the Borrowers and their Subsidiaries.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the Secured Obligations have been paid in full and all Letters of Credit shall have expired or terminated, the Loan Parties covenant and agree, jointly and severally, for the benefit of the Lenders, that:

Section 5.01 Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to the Administrative Agent (and the Administrative Agent will promptly thereafter furnish to each Lender):

(a) within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ended June 30, 2011, its audited combined and combining balance sheet and related statements of operations, stockholders' (or other type of equity holder's) equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such combined financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries on a combined basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants; provided that, for avoidance of doubt, it is understood that the audited financial statements for the Fiscal Year ended June 30, 2011 will not include comparative figures for any prior fiscal period;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2011, its combined and combining balance sheet and related statements of operations, stockholders' (or other type of equity holder's) equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end thereof) the previous Fiscal Year, all certified by a Financial Officer of each Borrower or a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries on a combined and combining basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however that such comparative data shall not be required for periods prior to the Effective Date;

(c) within 30 days after the end of each Fiscal Month, commencing with the Fiscal Month ended February 28, 2011, its combined and combining balance sheet and related statements of operations, stockholders' (or other type of equity holder's) equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end thereof) the previous Fiscal Year, all certified by a Financial Officer of each Borrower or a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries on a combined and combining basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however that such comparative data shall not be required for periods prior to the Effective Date;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since June 30, 2010 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) as soon as available, but in any event not later than the end of each Fiscal Year, a copy of the plan and forecast (including a projected combined and combining balance sheet, income statement and funds flow statement) of the Borrowers for each Fiscal Quarter of the upcoming Fiscal Year and for each subsequent Fiscal Year through and including the Fiscal Year which includes the Maturity Date (the "Projections"), in form reasonably satisfactory to the Administrative Agent;

(g) as soon as available but in any event within 15 days after the end of each Fiscal Month, or, if Availability is less than or equal to $10,000,000 at the end of a Fiscal Month, within 15 days after the 15th and last day of each Fiscal Month until the next Fiscal Month end on which Availability is greater than $10,000,000, and at such other times as may be necessary to re-determine Availability or as may be requested by the Administrative Agent or the Collateral Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(h) promptly upon the Administrative Agent's or the Collateral Agent's request:

(i) a detailed aging of the Loan Parties' (other than the Excluded Subsidiary Guarantors) Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Collateral Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a schedule detailing the Loan Parties' (other than the Excluded Subsidiary Guarantors) Inventory, in form satisfactory to the Collateral Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Collateral Agent has previously indicated to the Borrowers are deemed by the Collateral Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns credits issued by any such Loan Party and complaints and claims made against any such Loan Party), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a reconciliation of the Loan Parties' (other than the Excluded Subsidiary Guarantors) Accounts and Inventory between the amounts shown in such Loan Parties' general ledgers and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;

(iv) a reconciliation of the loan balance per the Borrowers' general ledger to the loan balance under this Agreement; and

(v) a schedule and aging of the Borrowers' accounts payable, delivered electronically in a text formatted file (not in an Adobe *.pdf file);

(i) as soon as available but in any event within 15 days after the end of each Fiscal Month and at such other times as may be requested by the Administrative Agent or the Collateral Agent, as of the Fiscal Month then ended, a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(j) within 15 days after the end of each Fiscal Year, and at such other times as may be requested by the Administrative Agent or the Collateral Agent, an updated list of all customer addresses, delivered electronically in a text formatted file (not in an Adobe *.pdf file);

(k) promptly upon the Administrative Agent's or the Collateral Agent's request:

(i) copies of invoices issued by the Loan Parties (other than the Excluded Subsidiary Guarantors) in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party (other than the Excluded Subsidiary Guarantors); and

(iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(l) upon request by the Collateral Agent, the Loan Parties' (other than the Excluded Subsidiary Guarantors) sales journals, cash receipts journals (identifying trade and non-trade cash receipts) and debit memo/credit memo journals;

(m) as soon as possible and in any event within 30 days after the filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(n) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by a Borrower to its shareholders generally, as the case may be;

(o) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(p) on or before the first day of December of each Fiscal Year, evidence in form and substance satisfactory to the Administrative Agent that the requirements of Section 5.16 have been met; and

(q) as soon as available but in any event at least prior to the closing of any material Permitted Acquisition, copies of the definitive documents regarding the acquired assets, including any schedules reflecting litigation liabilities, environmental liabilities, and other assumed liabilities and any other information regarding the acquired assets as the Administrative Agent may reasonably request.

Section 5.02 Notices of Material Events.  The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $2,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any Environmental Law or seeks remedies in connection with any Environmental Law, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $2,000,000, or (vii) involves any product recall;

(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(f) all material amendments to any material agreement of any of the Loan Parties, together with a copy of each such amendment;

(g) the fact that a Loan Party has entered into a Hedging Agreement or an amendment to a Hedging Agreement, together with copies of all agreements evidencing such Hedging Agreement or amendments thereto (which shall be delivered within two Business Days after the execution thereof);

(h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $2,000,000; and

(i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of each Borrower setting forth the details of the event or development requiting such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

Section 5.04 Payment of Obligations.  Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of $2,000,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

Section 5.05 Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06 Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Collateral Agent, the Administrative Agent or any Lender (including employees of the Collateral Agent, the Administrative Agent or any Lender or any consultants, accountants, lawyers and appraisers retained by the Collateral Agent, the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  After the occurrence and during the continuation of any Event of Default, each Loan Party shall provide the Administrative Agent, the Collateral Agent and each Lender with access to its suppliers.  The Loan Parties acknowledge that the Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties' assets for internal use by the Administrative Agent and the Lenders.

Section 5.07 Compliance with Laws.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all material Requirements of Law (including, without limitation, Environmental Laws) applicable to it or its property.

Section 5.08 Use of Proceeds.  The proceeds of the Loans will be used only (a) to refinance existing Indebtedness of the Borrowers, (b) to pay fees, costs and expenses related to the Transactions, and (c) for other general corporate purposes.  No part of the proceeds of any Loan and no Letter of Credit will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.09 Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; general liability; and workers' compensation) and such other hazards as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  The Borrowers will furnish to the Lenders, promptly upon any request therefor by the Administrative Agent or the Collateral Agent (and in any event no less frequently than once during each twelve-month period), information in reasonable detail as to the insurance so maintained.

Section 5.10 Casualty and Condemnation.  The Borrowers will furnish to the Collateral Agent, the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 5.11 Field Examinations.  At any time that the Collateral Agent requests (which request shall be made by the Collateral Agent at least once during each calendar year), the Borrowers and the Subsidiary Guarantors will provide the Collateral Agent with audits or field examinations, or updates thereof, with respect to the Accounts and Inventory of the Loan Parties, in each case from auditors or valuation consultants selected and engaged by the Collateral Agent and prepared on a basis satisfactory to the Collateral Agent, such audits, field examinations and updates to include, without limitation, information required by any applicable laws and regulations; provided, however, that, so long as no Event of Default has occurred and is continuing, only one such audit or field examination per calendar year shall be at the expense of the Loan Parties.

Section 5.12 Deposit Accounts.  Each Loan Party shall cause all deposit accounts to be (a) maintained with the Collateral Agent, (b) subject to a control agreement in form and substance satisfactory to the Collateral Agent among such Loan Party, the Collateral Agent, and the institution where such deposit account is held, (c) to contain less than $500,000.00 in the aggregate at any time, or (d) to be payroll, health care, insurance, or other employee benefit accounts.

Section 5.13 Additional Collateral; Further Assurances.

(a) Subject to applicable law, the Borrowers and each Subsidiary Guarantor shall cause each of its Subsidiaries (other than a CFC) formed or acquired after the Effective Date to become a Loan Party by executing a Joinder Agreement in the form of Exhibit E (each, a "Joinder Agreement"), and upon execution and delivery thereof, each such Person shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.  Each such Person shall also execute and deliver to the Administrative Agent and the Collateral Agent a Joinder Agreement (as defined in the Security Agreement) and, upon execution and delivery thereof, each such Person will become a party to the Security Agreement and will grant Liens to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral of such Person specified therein.

(b) The Borrowers and each Subsidiary Guarantor will cause 100% of the issued and outstanding Equity Interests of each of its Subsidiaries (other than Norchem and WVA) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents.  Notwithstanding the foregoing, in no event shall more than 66% of the total voting power of the total outstanding Equity Interests of any Subsidiary that is a CFC be required to be so pledged.

(c) Without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiaries formed or acquired after the Effective Date to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 3.01, as applicable), which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.  Anything contained in this Agreement or any of the other Loan Documents to the contrary notwithstanding, no Excluded Subsidiary Guarantor shall be required to execute a Joinder Agreement (as defined in the Security Agreement) or otherwise grant the Collateral Agent Liens on any of its real or personal property.

Section 5.14 Annual Lenders' Meeting.  The Borrowers shall, at their sole cost and expense, arrange for an annual meeting of the Lenders at which the Borrowers' Financial Officers shall make a presentation to the Lenders regarding the operations, business affairs, prospects and financial condition of the Borrowers and their Subsidiaries and address such additional matters related to any of the foregoing as any Lender or Agent shall request.  Such meetings shall be held (a) at the chief executive offices of GMI, at the New York offices of SG or at such other location as the Borrowers, the Lenders and the Agents shall agree, or (b) via teleconference so long as copies of any slides or other written materials relating to such presentation shall have been delivered to the Lenders in advance of such teleconference.  Such meetings shall be held approximately on each anniversary of the Effective Date, as the Borrowers and the Lenders shall agree.

Section 5.15 Compliance with Agreements.  Each Loan Party shall observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to such Loan Party or to the Loan Parties on a combined basis, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such agreement or instrument or unless such failure to so observe, perform or comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Post-Closing Covenant.  The Loan Parties shall provide the Administrative Agent with an inventory appraisal dated not more than three (3) months prior to the Effective Date, in form and substance satisfactory to the Administrative Agent, within 60 days after the Effective Date.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the Secured Obligations have been paid in full and all Letters of Credit have expired or terminated, the Loan Parties covenant and agree, jointly and severally, for the benefit of the Lenders, that:

Section 6.01 Indebtedness.  No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with Section 6.01(e);

(c) Indebtedness (i) of any Borrower to another Borrower, (ii) of a Borrower to any Subsidiary of a Borrower and (iii) of any Subsidiary of a Borrower to a Borrower or any other Subsidiary of a Borrower; provided that (A) any Indebtedness of (1) any Subsidiary of a Borrower that is not a Loan Party or (2) any Excluded Subsidiary Guarantor, in either case that is owed to a Borrower or any Subsidiary Guarantor shall be subject to Section 6.04 and (B) any Indebtedness of a Borrower to any Subsidiary of a Borrower or another Borrower, and any Indebtedness of any Subsidiary Guarantor to any Subsidiary of a Borrower that is not a Loan Party, shall in each case be subordinated to the Secured Obligations on terms satisfactory to the Administrative Agent;

(d) Guarantees by (i) a Borrower of any Indebtedness of another Borrower, (ii) a Borrower of any Indebtedness of any of Subsidiary of a Borrower, and (iii) any Subsidiary of a Borrower of Indebtedness of a Borrower or any other Subsidiary of a Borrower; provided that (A) the Indebtedness so Guaranteed is permitted by this Section 6.01, (B) Guarantees by a Borrower or any Subsidiary Guarantor of Indebtedness of (1) any Subsidiary of a Borrower that is not a Loan Party or (2) any Excluded Subsidiary Guarantor, in either case shall be subject to Section 6.04, (C) any Guarantee of any Subsidiary Guarantor permitted under this clause (d) shall be subordinated to the Secured Obligations of such Subsidiary Guarantor on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations, and (D) if the guarantor of any 6.01(k) Indebtedness is a Subsidiary Guarantor hereunder, the Administrative Agent and Collateral Agent shall have entered into an intercreditor agreement with the lender of such 6.01(k) Indebtedness prior to the incurrence of such Guarantee, which intercreditor agreement (x) provides that the guarantees by such Subsidiary Guarantor of the Secured Obligations and of such 6.01(k) Indebtedness shall rank pari passu and be shared by the Secured Parties and such lender on a pro rata basis based on the aggregate outstanding amount of such 6.01(k) Indebtedness and the Secured Obligations and (y) is otherwise in form and substance reasonably acceptable to the Administrative Agent and such lender;

(e) Indebtedness which represents an extension, renewal, refinancing or replacement of any of the Indebtedness described in Section 6.01(b); provided that (i) the principal amount or interest rate of such Indebtedness is not increased thereby, (ii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is thereby required to become obligated with respect thereto, (iii) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (iv) the terms of any such extension, refinancing or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (v) if the Indebtedness that is refinanced, renewed or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed or extended Indebtedness;

(f) Indebtedness owed to any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(g) Indebtedness of the Borrowers or any of their Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h) Indebtedness in respect of purchase money obligations for fixed or capital assets;

(i) subject to the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), Indebtedness acquired in a Permitted Acquisition, existing at the time of such Permitted Acquisition in an aggregate principal amount not exceeding $20,000,000 at any time outstanding for all Permitted Acquisitions; provided that (i) prior to the incurrence of such Indebtedness, the Borrowers shall deliver a certificate of a Financial Officer of each Borrower to the Administrative Agent setting forth calculations demonstrating that, immediately after giving effect to such incurrence, the Borrowers and their Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.13, and (ii) such Indebtedness shall not be secured except to the extent such Indebtedness is secured by Liens permitted by Section 6.02(g);

(j) other unsecured Indebtedness; provided that prior to the incurrence of such Indebtedness, the Borrowers shall deliver a certificate of a Financial Officer of each Borrower to the Administrative Agent setting forth calculations demonstrating that, immediately after giving effect to such incurrence, the Borrowers and their Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.13; and

(k) other Indebtedness secured by fixed or capital assets of the Borrowers (any Indebtedness incurred pursuant to this Section 6.01(k) being referred to herein as "6.01(k) Indebtedness").

Prior to incurring any Indebtedness under this Section 6.01 (other than Section 6.01(a) or (b)), (i) the Borrowers shall be in compliance (after giving pro forma effect to the incurrence of such Indebtedness) with Section 6.13, and (ii) prior to the incurrence of any Indebtedness in excess of $20,000,000, the Administrative Agent shall have received a certificate of a Financial Officer of each Borrower or a Financial Officer of the Parent demonstrating such compliance.

Section 6.02 Liens.  No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code as in effect in any relevant jurisdiction covering only the items being collected upon;

(e) Liens granted by a Subsidiary of a Borrower that is not a Loan Party in favor of such Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(f) Liens on property not constituting Collateral securing Indebtedness permitted under Section 6.01(h);

(g) Liens existing upon property acquired in a Permitted Acquisition, existing at the time of such Permitted Acquisition and not incurred in contemplation thereof, and not upon any other property, securing only Indebtedness permitted by Section 6.01(i); provided, however that any such Liens securing Indebtedness in an amount, individually or in the aggregate, in excess of $3,000,000 are subject to the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);

(h) Liens on cash collateral pledged to secure Hedging Obligations that constitute Secured Obligations in favor of one or more Lenders or their respective Affiliates; and

(i) Liens on property not constituting Collateral (other than Equity Interests) securing 6.01(k) Indebtedness so long as, if such Liens extend to Equity Interests pledged to the Collateral Agent pursuant to the Collateral Documents, the Administrative Agent and Collateral Agent shall have entered into an intercreditor agreement with the lender of such 6.01(k) Indebtedness prior to the incurrence of such Lien, which intercreditor agreement (x) provides that the Liens on such Equity Interests securing the Secured Obligations and such 6.01(k) Indebtedness shall rank pari passu and be shared by the Secured Parties and such lender on a pro rata basis based on the aggregate outstanding amount of such 6.01(k) Indebtedness and the Secured Obligations and (y) is otherwise in form and substance reasonably acceptable to the Administrative Agent and such lender.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party's (1) Accounts, other than (x) Liens permitted under clause (a) of the definition of Permitted Encumbrance and Section 6.02(a) and (y) the Lien set forth in item 3 of Schedule 6.02, (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and Section 6.02(a), or (3) Eligible Cash, other than those permitted under Section 6.02(a).

Section 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or sell or otherwise dispose of all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of a Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Loan Party (other than a Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party (other than an Excluded Subsidiary Guarantor), (iii) any Subsidiary of a Borrower that is not a Loan Party may liquidate or dissolve if such Borrower determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary of a Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 6.04, and (iv) the Borrowers and their Subsidiaries (other than the Excluded Subsidiary Guarantors) may merge or consolidate to the extent such merger or consolidation constitutes a Permitted Acquisition.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary of a Borrower prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) or make any other Acquisition or, in the case of any Excluded Subsidiary Guarantor, purchase or otherwise acquire any assets of any other Person, except:

(a) Permitted Investments, subject to control agreements in favor of the Collateral Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties;

(b) investments in existence on the Effective Date and described in Schedule 6.04, it being understood and agreed that working capital advances to the Excluded Subsidiary Guarantors listed on Schedule 6.04 may be repaid and reborrowed from time to time as long as the outstanding amount of such working capital advances does not exceed the amount set forth for such Excluded Subsidiary Guarantor on Schedule 6.04;

(c) investments by the Borrowers and their Subsidiaries in Equity Interests in their respective existing Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (except in the case of any Subsidiary that is a CFC, not more than 66% of the total voting power of the total outstanding Equity Interests of such Subsidiary shall be required to be so pledged), and (ii) the aggregate amount of investments by the Loan Parties in Subsidiaries of the Borrowers that are not Loan Parties or in the Excluded Subsidiary Guarantors (together with outstanding intercompany loans permitted under clause (B) of the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances made by a Borrower to another Borrower or to any Subsidiary of a Borrower and loans or advances made by any Subsidiary of a Borrower to a Borrower or any other Subsidiary of a Borrower; provided that (A) any such loans and advances made by a Loan Party (other than to another Loan Party) shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by the Loan Parties to Subsidiaries of a Borrower that are not Loan Parties or to the Excluded Subsidiary Guarantors (together with all outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and all outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); it being understood and agreed that any accounts payable of an Excluded Subsidiary Guarantor to a Loan Party arising in the ordinary course of business pursuant to commercial agreements (other than agreements providing for funded Indebtedness) entered into in accordance with Section 6.09(a), shall not be deemed to be loans or advances by the applicable Loan Party to the applicable Excluded Subsidiary Guarantor for purposes of this Section 6.04;

(e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries of the Borrowers that are not Loan Parties or of the Excluded Subsidiary Guarantors that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by any Subsidiary of a Borrower to its employees on an arms-length basis in the ordinary course of business consistent with past practices, in each case for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $25,000 to any employee and up to a maximum of $100,000 in the aggregate at any one time outstanding;

(g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to any Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices;

(h) investments in the form of Hedging Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of its Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary of such Borrower or of such merger;

(j) investments received in connection with the dispositions of assets permitted by Section 6.05;

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term "Permitted Encumbrances";

(l) purchases by the Excluded Subsidiary Guarantors of machinery, equipment and other assets in the ordinary course of business for use in the day-to-day operations of the Excluded Subsidiary Guarantors;

(m) notwithstanding the provisions of clauses (c), (d) and (e) above, investments by the Borrowers in the Excluded Subsidiary Guarantors in an aggregate amount not to exceed $1,000,000 in any Fiscal Year; provided that the proceeds of such investments are used by the Excluded Subsidiary Guarantors solely for Capital Expenditures; and

(n) the Borrowers and their Subsidiaries (other than the Excluded Subsidiary Guarantors) may make Permitted Acquisitions.

Section 6.05 Asset Sales.  No Loan Party will, nor will it permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset constituting Collateral, including any Equity Interest owned by it that constitutes Collateral, nor will the Borrowers permit any of their Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the applicable Borrower or another Subsidiary of such Borrower (other than an Excluded Subsidiary Guarantor) in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions to the Borrowers or any of their Subsidiaries; provided that any such sales, transfers or dispositions involving (i) a Subsidiary of a Borrower that is not a Loan Party or (ii) an Excluded Subsidiary Guarantor, in either case shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of investments permitted by clauses (i) and (k) of Section 6.04;

(e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any of its Subsidiaries; and

(f) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary of a Borrower unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (f) shall not exceed $500,000 during any Fiscal Year;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Sections 6.05(b) and (f)) shall be made for fair value and for at least 75% cash consideration.

Section 6.06 Intentionally Omitted.

Section 6.07 Hedging Agreements.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which a Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries) and not for speculative purposes, and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any of its Subsidiaries.

Section 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) Subsidiaries of the Borrowers may declare and pay dividends ratably with respect to their Equity Interests; and

(ii) GMI and GSMS may make Restricted Payments to Parent and TAC may make Restricted Payments to Core Metals Group LLC, in each case, that, when aggregated with all Restricted Payments made on or after the Effective Date pursuant to this Section 6.08(a)(ii), do not exceed an amount equal to 100% of cumulative after-tax Combined Net Income for the period from July 1, 2010 through the end of the most recent Fiscal Quarter or Fiscal Year for which the Borrowers have delivered the financial statements required pursuant to Section 5.01(a) or (b); provided, that (A) at the time of and after giving effect to any such Restricted Payment there shall exist no Default or Event of Default, (B) both before and after giving effect to any such Restricted Payment, the Borrowers are in compliance with the covenants set forth in Section 6.13 on a pro forma basis, (C) at the time of and after giving effect to any such Restricted Payment, Availability is greater than $10,000,000 and (D) five Business Days prior to any such Restricted Payment, the Borrowers shall deliver to the Administrative Agent a certificate of a Financial Officer of each Borrower in form and substance satisfactory to the Administrative Agent certifying that the requirements of this Section 6.08(a)(ii) have been met with respect to such Restricted Payment.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness other than payments in respect of any Subordinated Indebtedness to the extent prohibited by the subordination provisions applicable thereto;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

Section 6.09 Transactions with Affiliates.  No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrowers and any Subsidiary Guarantor (other than an Excluded Subsidiary Guarantor, transactions with which shall be governed by the immediately preceding clause (a)) and not involving any other Affiliate, (c) any investment permitted by Section 6.04(c), Section 6.04(d) or Section 6.04(m), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04(f), (g) the payment of reasonable fees to directors of the Borrowers or any of their Subsidiaries who are not employees of the Borrowers or any of their Subsidiaries, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or any of their Subsidiaries in the ordinary course of business, and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower's board of directors or other governing body.

Section 6.10 Restrictive Agreements.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Borrower that is a Subsidiary Guarantor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to a Borrower or any other Subsidiary of a Borrower that is a Subsidiary Guarantor or to Guarantee Indebtedness of a Borrower or any other Subsidiary of a Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of a Borrower pending such sale; provided that such restrictions and conditions apply only to the Subsidiary of the Borrower that is to be sold and such sale is permitted hereunder, (iv) clause (a) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) above shall not apply to customary provisions in leases restricting the assignment thereof.

Section 6.11 Amendment of Material Documents.  No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) if any such amendment, modification or waiver would be adverse to the rights or interests of any of the Secured Parties, such Loan Party's or such Subsidiary's certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents.

Section 6.12 Capital Expenditures.  If Availability is less than or equal to $20,000,000 at any time during any Fiscal Year, the Borrowers will not, nor will they permit any of their Subsidiaries to, incur or make any Capital Expenditures during any Fiscal Year in an aggregate amount exceeding $30,000,000; provided, however, that the Borrowers shall be permitted to make unlimited Capital Expenditures so long as the funds for such Capital Expenditures were contributed as equity to a Borrower from the Parent; provided further, that from and after the date of any such contribution, the minimum Combined Tangible Net Worth requirement set forth in Section 6.13(c) shall be increased by the amount of such contribution.

Section 6.13 Financial Covenants.

(a) Minimum Fixed Charge Coverage Ratio.  If Availability is less than or equal to $15,000,000 at any time during any Fiscal Quarter, the Borrowers will not permit the Fixed Charge Coverage Ratio, determined as of the end of such Fiscal Quarter, to be less than 1.10 to 1.00.

(b) Maximum Total Debt to Capitalization.  The Borrowers will not permit the Total Debt to Capitalization Ratio, determined as of the end of any Fiscal Quarter, to be greater than 45%.

(c) Minimum Combined Tangible Net Worth.   The Borrowers will not permit Combined Tangible Net Worth as of the end of any Fiscal Quarter to be less than $125,000,000, as the same may be increased pursuant to Section 6.12 and pursuant to the definition of “Permitted Acquisition”.

Section 6.14 Accounting Changes.  The Borrowers will not, nor will they permit any of their Subsidiaries to, make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Borrower or any of its Subsidiaries.

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries or by the Parent in or in connection with this Agreement or any Loan Document or in any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) (i) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to a Loan Party's existence), Section 5.08 or Section 5.09 or in Article VI, or (ii) the Parent shall fail to observe or perform any covenant, condition or agreement contained in Article XI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article), and such failure shall continue unremedied for a period of 15 days after the earlier of (A) any actual knowledge of such breach by an officer of such Loan Party and (B) notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

(f) any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, which is paid in full concurrently with such sale or transfer;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 60 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any "default" as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) the Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Subsidiary Guaranty, or any Subsidiary Guarantor shall fail to comply with any of the terms or provisions of the Subsidiary Guaranty, or any Subsidiary Guarantor shall deny that it has any further liability under the Subsidiary Guaranty, or shall give notice to such effect;

(p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r) the termination of or default under any material indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets which results in a Material Adverse Effect, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent and the Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent or the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints each Agent as its agent and authorizes each Agent to take such actions on its behalf, including execution of the other Loan Documents, as applicable, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each financial institution serving as an Agent hereunder and under the other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the applicable Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the institution serving as an Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower, the Administrative Agent or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.  If either Agent receives notice of a Default or Event of Default, such Agent shall promptly notify the Lenders thereof.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent of such Agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as their activities as an Agent.

Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided in this paragraph, either Agent may resign at any time by notifying the other Agent, the Lenders, the Issuing Bank and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrowers (such consent not to be unreasonably withheld); provided that, no such consent shall be required at any time when an Event of Default has occurred and is continuing, to appoint a successor Administrative Agent or Collateral Agent, as applicable.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be (a) a commercial bank organized under the laws of the United States or of any State thereof or doing business in the United States and having a combined capital and surplus of at least $250,000,000 or (b) an Affiliate of any such commercial bank.  Upon the acceptance by a successor of its appointment as Administrative Agent or Collateral Agent, as applicable, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent's or the Collateral Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent or the Collateral Agent; (b) neither the Administrative Agent nor the Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel, and neither the Administrative Agent nor the Collateral Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who obtain all or part of any Report through the indemnifying Lender.

Anything herein to the contrary notwithstanding, the Arranger shall not any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrowers at:

Globe Specialty Metals, Inc.
One Penn Plaza
250 W 34th St, Suite 4125
New York, NY 10119
Attn: Malcolm Appelbaum
Facsimile No.: (212) 798-8137

(ii) if to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Collateral Agent, to SG at:

Société Générale
1221 Avenue of the Americas
New York NY 10020
Attention:  Mr. Steven Silverstein
Facsimile No:  212-278-7953

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrowers (on behalf of the Loan Parties) may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (1) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (2) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or Commitments of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (d) or any other Section of this Agreement in a manner that would alter the priority of the application of payments or the manner in which payments are shared, without the written consent of each Lender, (v) amend, modify or waive the definition of Borrowing Base or any of the definitions used therein or in such definitions or amend, modify or waive Section 2.10(b), without the written consent of the Super-Majority Lenders, (vi) change any of the provisions of this Section or the definition of "Required Lenders" or "Super-Majority Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Subsidiary Guarantor from its obligation under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents) without the written consent of each Lender, or (viii) except as provided in Section 9.02(c) or in any Collateral Document, release all or substantially all of the Collateral, or release any of the Collateral if, after giving effect to such release, Availability would be less than zero, in each case, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be.  The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04.   Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (w) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (x) the principal of any Loan of any Defaulting Lender may not be reduced without the consent of such Defaulting Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (z) this sentence may not be changed without the consent of each Defaulting Lender.

(c) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Liens granted to the Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, the payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Collateral Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Article VII.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of "each Lender" or "each Lender affected thereby," the consent of the Required Lenders is obtained but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a "Non-Consenting Lender"), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another financial institution which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for each Agent, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Secured Party, including the fees, charges and disbursements of any counsel for any Secured Party, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the Borrowers under this Section include; without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) due diligence completed by the Administrative Agent and the Collateral Agent and all appraisals;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the Collateral Agent, as applicable, or the internally allocated fees for each Person employed by the Administrative Agent or the Collateral Agent, as applicable, with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent or the Collateral Agent, as applicable, (and the Borrowers agree to modify or adjust the computation of the Borrowing Base — which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base — to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);

(iii) lien searches;

(iv) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent's Liens, and all Phase I Environmental Assessments;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b) The Borrowers shall indemnify each Secured Party and each Related Party thereof (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under Section 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (based on the Aggregate Credit Exposure) (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO LOAN PARTY SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)           Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrowers; provided that no such consent of the Borrowers shall be required for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund or (2) at any time when an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required at any time when an Event of Default has occurred and is continuing;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500;

(C) the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(D) no assignment may be made to (i) the Borrowers or any of their Subsidiaries or Affiliates or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii); and

(E) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this, Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i)           Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (other than a Defaulting Lender) (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole fight to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.04(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, as determined in good faith by the Administrative Agent, the Swingline Lender or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrowers and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section; provided, further that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF THE STATE OF NEW YORK).

(b) EACH LOAN PARTY AND THE PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or the Parent or their respective properties in the courts of any jurisdiction.

(c) EACH LOAN PARTY AND THE PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.09(B).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and o shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers, (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers, or (i) to any credit insurance provider relating to the Borrowers and the Obligations.  For the purposes of this Section, "Information" means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14 USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrowers that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

Section 9.15 Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession.  Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent's instructions.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, each Loan Party and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral (except as set forth below), it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof.  Notwithstanding the foregoing and anything to the contrary contained herein or in any Loan Document, any Secured Party may individually exercise remedies and realize upon cash collateral pledged to it as permitted by Section 6.02(h) above and any such cash collateral obtained by any Secured Party shall not be subject to the first two sentences of this Section 9.15.

Section 9.16 Replacement of Defaulting Lenders.  If any Lender is a Defaulting Lender, then the Borrowers may elect to replace such Defaulting Lender as a Lender party to this Agreement, provided that concurrently with such replacement:

(a)  another financial institution which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Defaulting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Defaulting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), and

(b)  the Borrowers shall pay to such Defaulting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Defaulting Lender by the Borrowers hereunder to and including the date of termination, including payments due to such Defaulting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Defaulting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 9.17 Amendment, Restatement and Rearrangement of Existing Credit Agreement.  The parties hereto agree that this Agreement amends, restates and rearranges the Existing Credit Agreement in its entirety.

ARTICLE X

Subsidiary Guaranty

Section 10.01 Guaranty.  Each Subsidiary Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely, irrevocably and unconditionally guarantees to the Administrative Agent for the benefit of the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Secured Parties in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Subsidiary Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the "Guaranteed Obligations").  Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Subsidiary Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02 Guaranty of Payment; Continuing Guaranty.  This Subsidiary Guaranty is a guaranty of payment and not of collection.  Each Subsidiary Guarantor waives any right to require any Secured Party to sue any Borrower, any Subsidiary Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an "Obligated Party"), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.  This Subsidiary Guaranty is a continuing guaranty and shall be binding upon each Subsidiary Guarantor and its successors and assigns, and each Subsidiary Guarantor irrevocably waives any right to revoke this Subsidiary Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 10.03 No Discharge or Diminishment of Subsidiary Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Subsidiary Guarantor hereunder are irrevocable, unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Subsidiary Guarantor may have at any time against any Obligated Party, any Secured Party, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Subsidiary Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Subsidiary Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Subsidiary Guarantor or that would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit).

Section 10.04 Defenses Waived.  To the fullest extent permitted by applicable law, each Subsidiary Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Subsidiary Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Subsidiary Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit.  Without limiting the generality of the foregoing, each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person.  The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or non-judicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Subsidiary Guarantor under this Subsidiary Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any Obligated Party or any security.

Section 10.05 Rights of Subrogation.  No Subsidiary Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Subsidiary Guarantors have fully performed all their obligations to the Secured Parties, the indefeasible payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit.

Section 10.06 Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Subsidiary Guarantor's obligations under this Subsidiary Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Secured Parties are in possession of this Subsidiary Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Subsidiary Guarantors forthwith on demand by the Lender.

Section 10.07 Information.  Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers' financial condition and assets, and of all other circumstances beating upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Subsidiary Guarantor assumes and incurs under this Subsidiary Guaranty, and agrees no Secured Party shall have any duty to advise any Subsidiary Guarantor of information known to it regarding those circumstances or risks.

Section 10.08 Taxes.  All payments of the Guaranteed Obligations will be made by each Subsidiary Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Subsidiary Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Subsidiary Guarantor shall make such deductions and (iii) such Subsidiary Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Section 10.09 Maximum Liability.  The provisions of this Subsidiary Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Subsidiary Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor's liability under this Subsidiary Guaranty, then, notwithstanding any other provision of this Subsidiary Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor's "Maximum Liability".  This Section with respect to the Maximum Liability of each Subsidiary Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Subsidiary Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.  Each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Subsidiary Guarantor without impairing this Subsidiary Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that, nothing in this sentence shall be construed to increase any Subsidiary Guarantor's obligations hereunder beyond its Maximum Liability.

Section 10.10 Contribution.  In the event any Subsidiary Guarantor (a "Paying Guarantor") shall make any payment or payments under this Subsidiary Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Subsidiary Guaranty, each other Subsidiary Guarantor (each a "Non-Paying Guarantor") shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's "Applicable Percentage" of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor's "Applicable Percentage" with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Subsidiary Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantor, the aggregate amount of all monies received by such Subsidiary Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Subsidiary Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor's Maximum Liability).  Each of the Subsidiary Guarantors covenants and agrees that its right to receive any contribution under this Subsidiary Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations, the termination or expiration of all of the Commitments and the termination or expiration of all Letters of Credit.  This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.11 Liability Cumulative.  The liability of each Loan Party as a Subsidiary Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

Covenants of Parent

Until the Commitments have expired or terminated and the Secured Obligations have been paid in full and all Letters of Credit have expired or terminated, the Parent covenants and agrees for the benefit of the Lenders, that the Parent will not, directly or indirectly, acquire the Equity Interests in any Person, whether by purchase, merger, consolidation or otherwise, if, as a result thereof, any Loan Party would thereby become liable, contingently or otherwise, in respect of any obligations under ERISA that could reasonably be expected to result in a Material Adverse Effect.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

GLOBE METALLURGICAL INC.

By: /s/ Malcolm Appelbaum
Name:
Title:

TENNESSEE ALLOYS COMPANY, LLC

By: /s/ Malcolm Appelbaum
Name:
Title:

GSM SALES, INC.

By: /s/ Malcolm Appelbaum
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement
Globe Metallurgical Inc.

SUBSIDIARY GUARANTORS:

ALABAMA SAND AND GRAVEL, INC.

By: /s/ Malcolm Appelbaum
Name:
Title:

LAUREL FORD RESOURCES, INC.

By: /s/ Malcolm Appelbaum
Name:
Title:

PARENT:

GLOBE SPECIALTY METALS, INC.

By: /s/ Malcolm Appelbaum
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement
Globe Metallurgical Inc.

SOCIETE GENERALE, as Administrative Agent, Issuing Bank, Swingline Lender, Collateral Agent, and a Lender

By: /s/ Steven D. Silverstein
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement
Globe Metallurgical Inc.

NATIXIS, NEW YORK BRANCH, as a Lender

By: /s/ Amaury Courtial
Name:
Title:

By: /s/ Vincent Lauras
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement
Globe Metallurgical Inc.

BNP PARIBAS, as a Lender

By: /s/ Tina Mehta
Name:
Title:

By: /s/ Michiel V.M. Van Der Voort
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement
Globe Metallurgical Inc.

ABN AMRO BANK N.V., as a Lender

By: /s/ P.H.L.M. Ingen Housz
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement
Globe Metallurgical Inc.

BROWN BROTHERS HARRIMAN & CO., as a Lender

By: /s/ Paul Feldman
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement
Globe Metallurgical Inc.

ANNEX A
DEFINITIONS

This Annex A is attached to and constitutes an integral part of the Third Amended and Restated Credit Agreement, dated as of March 30, 2011 (this "Agreement"), by and among GLOBE METALLURGICAL INC., TENNESSEE ALLOYS COMPANY, LLC, and GSM SALES, INC., as Borrowers, ALABAMA SAND AND GRAVEL, INC. and LAUREL FORD RESOURCES, INC., as Subsidiary Guarantors, GLOBE SPECIALTY METALS, INC., as Parent, the LENDERS FROM TIME TO TIME PARTY HERETO, and SOCIÉTÉ GÉNÉRALE, as Administrative Agent, Issuing Bank, Swingline Lender and Collateral Agent.

As used in this Agreement, the following terms have the meanings specified:

"6.01(k) Indebtedness" has the meaning given to such term in Section 6.01(k).

"ABR" when used in reference to any Loan or Borrowing, refers to the fact that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Account" has the meaning assigned to such term in the Security Agreement.

"Account Debtor" means any Person obligated on an Account.

"Acquisition" means the acquisition, directly or indirectly, by any Person of (a) all or part of the Equity Interests of another Person provided that such Person becomes a Subsidiary of a Borrower or any Subsidiary (other than an Excluded Subsidiary Guarantor) hereunder, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

"Acquisition Consideration" means, in connection with any Acquisition, the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to, and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrowers and their Subsidiaries for such Acquisition.

"Administrative Agent" means SG, in its capacity as administrative agent for the Lenders hereunder, and also means and includes any successor Administrative Agent appointed pursuant to Article VIII.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agents" means, collectively, the Administrative Agent and the Collateral Agent.

"Aggregate Credit Exposure" means, as of any time of determination, the aggregate Credit Exposure of all the Lenders.

"Agreement" has the meaning assigned to such term in the introductory paragraph of this Annex A.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Applicable Margin" means, for any day with respect to any ABR Loan or LIBOR Loan or the Commitment Fee, the applicable rate per annum set forth below under the caption "LIBOR Loans", "ABR Loans" or "Commitment Fee", as the case may be:

LIBOR Loans	ABR Loans	Commitment Fee
2.25%	1.50%	0.50%

"Applicable Percentage" means, with respect to any Lender, (a) before the Commitments terminate or expire, a percentage equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the aggregate Commitments of all Lenders; and (b) thereafter, a percentage equal to a fraction the numerator of which is such Lender's aggregate Credit Exposure at that time and the denominator of which is the Aggregate Credit Exposure at that time.

"Approved Fund" has the meaning assigned to such term in Section 9.04.

"Arranger" means SG Americas Securities, LLC.

"AS&G" means Alabama Sand and Gravel, Inc., a Delaware corporation.

"Assignment Agreement" means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Availability" means, as of any time of determination, an amount equal to (a) the lesser of the total Commitments and the Borrowing Base minus (b) the Aggregate Credit Exposure.

"Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrowers" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Borrowing" means (a) Revolving Loans of the same Type that are made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, and (b) a Swingline Loan.

"Borrowing Base" means, as of any time of determination, an amount equal to:

(a) 100% of Eligible Cash at such time plus

(b)	90% of Eligible Accounts constituting Credit-Enhanced Accounts at such time plus

(c)	85% of Eligible Accounts not constituting Credit-Enhanced Accounts at such time plus

(d)
the sum of (i) 85% of Eligible Inventory (other than Eligible Inventory in Transit from China) consisting of finished goods at such time and (ii) 75% of Eligible Inventory (other than Eligible Inventory in Transit from China) consisting of raw materials at such time, in each case valued at the lower of cost or market value and determined on a first-in-first-out basis plus

(e)	85% of Eligible L/C's at such time plus

(f)	75% of Eligible Inventory Consisting of Manganese; provided that in no event will the aggregate amount included pursuant to this clause (f) exceed $10,000,000 plus

(g)
75% of Eligible Inventory in Transit from China; provided that that if the inventory appraisal delivered pursuant to Section 5.16 shows that the net orderly liquidation value of such inventory is less than 75% of the lower of cost or market value of such inventory, the Administrative Agent and the Borrowers shall use commercially reasonable efforts to agree on a reduction in the advance rate for Eligible Inventory in Transit from China that may be included in the Borrowing Base pursuant to this clause (g); provided further that in no event will the aggregate amount included pursuant to this clause (g) exceed $10,000,000 minus

(h)	Reserves.

"Borrowing Base Certificate" means a certificate of a Financial Officer of each of the Borrowers in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.

"Borrowing Request" means a request by a Borrower for a Borrowing in the form of Exhibit F with appropriate insertions.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

"Capital Expenditures" means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a combined balance sheet of the Borrowers and their Subsidiaries prepared in conformity with GAAP.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP.

"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for L/C Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or the Swingline Lender (as applicable). "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"CFC" means a Person that is a controlled foreign corporation under Section 957 of the Code.

"Change in Control" means (a) the failure of the Parent to own, free and clear of all Liens or other encumbrances, at least 95% of the issued and outstanding voting Equity Interests of GMI, GSMS or TAC; (b) the direct or indirect acquisition after the Effective Date by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934), or related persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) of beneficial ownership of issued and outstanding shares of voting stock of the Parent, the result of which acquisition is that such person or such group possesses in excess of 35% of the combined voting power of all then-issued and outstanding voting stock of the Parent; or (c) during any period of 12 consecutive months, beginning with and after the Effective Date, individuals who at the beginning of such 12-month period were directors of the Parent (together with new directors elected by, or nominated for election by, such directors or directors elected under this parenthetical clause) shall cease for any reason to constitute a majority of the board of directors of the Parent at any time during such period.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in "Law", regardless of the date enacted, adopted or issued.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means any and all property owned, leased or operated by any Loan Party and covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may, pursuant to the terms of the Collateral Documents, at any time be or become subject to a security interest or Lien in favor of the Collateral Agent, on behalf of the Secured Parties, to secure the Secured Obligations.

"Collateral Access Agreement" has the meaning assigned to such term in the Security Agreement.

"Collateral Agent" means SG, in its capacity as Collateral Agent on behalf of the Secured Parties, and also means and includes any successor Collateral Agent appointed pursuant to Article VIII.

"Collateral Documents" means, collectively, the Security Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.20 of this Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

"Collection Account" has the meaning assigned to such term in the Security Agreement.

"Combined Cash Interest Expense" means, for any period, Combined Interest Expense, excluding any interest expense not payable in cash (including amortization of discount and amortization of debt issuance costs).

"Combined EBITDA" means, for any period, an amount equal to (a) Combined Net Income for such period plus (b) without duplication and to the extent deducted in determining Combined Net Income, the sum of (i) Combined Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization expense for such period, and (iv) any other non-cash charges for such period minus (c) any non-cash items included in determining Combined Net Income for such period, all as calculated for the Borrowers and their Subsidiaries on a combined basis in conformity with GAAP.

"Combined Fixed Charges" means, for any period, the sum of (a) Combined Cash Interest Expense plus (b) the aggregate amount of scheduled principal payments (including that attributable to Capital Lease Obligations) of the Borrowers and their Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrowers and their Subsidiaries, all as calculated on a combined basis for the Borrowers and their Subsidiaries for such period in conformity with GAAP.

"Combined Interest Expense" means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrowers and their Subsidiaries for such period (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in conformity with GAAP), all as calculated on a combined basis for the Borrowers and their Subsidiaries for such period in conformity with GAAP.

"Combined Net Income" means, for any period, the combined net income (or loss) of the Borrowers and their Subsidiaries, determined on a combined basis in conformity with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a wholly-owned Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of a Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

"Combined Tangible Net Worth" means, as of any date of determination, for the Borrowers and their Subsidiaries on a combined basis, Shareholders' Equity of the Borrowers and their Subsidiaries on that date minus the Intangible Assets of the Borrowers and their Subsidiaries on that date.

"Combined Total Debt" means, as of any date of determination, the aggregate outstanding principal amount of all Indebtedness of the Borrowers and their Subsidiaries at such date, determined on a combined basis in conformity with GAAP.

"Commitment" means, with respect to each Lender, the Commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender's Credit Exposure hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to the actions taken under Section 2.01(b), and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender's Commitment is set forth on Schedule 2.01 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $90,000,000.

"Commitment Fee" has the meaning set forth in Section 2.11(a).

"Compliance Certificate" means a certificate of a Financial Officer of each of the Borrowers in substantially the form of Exhibit D.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative thereto.

"Credit-Enhanced Account" means an Account to the extent that it is (a) backed by a letter of credit which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent; provided that such letter of credit and the issuer thereof shall each be satisfactory to the Administrative Agent in its sole discretion or (b) insured pursuant to a policy of credit insurance in respect of which the Administrative Agent is an additional insured and the loss payee; provided that such credit insurance policy and the issuer thereof shall each be satisfactory to the Administrative Agent in its sole discretion.

"Credit Exposure" means, with respect to any Lender as of any time of determination, the sum of (a) the aggregate outstanding principal amount of such Lender's Revolving Loans at such time plus (b) such Lender's LC Exposure at such time plus (c) an amount equal to such Lender's Applicable Percentage of the aggregate outstanding principal amount of Swingline Loans at such time.

"Debtor Relief Law" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Law of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means subject to Section 2.21(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified any Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

"Document" has the meaning assigned to such term in the Security Agreement.

"Dollars" or "$" refers to lawful money of the United States of America.

"Effective Date" means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.02).

"Effective Date Subsidiary Guarantors" means, collectively, AS&G and Laurel Ford.

"Eligible Accounts" means, as of any time of determination, the Accounts of the Loan Parties (other than the Excluded Subsidiary Guarantors) which the Administrative Agent determines, in its Permitted Discretion, to be eligible as the basis for the making of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent's discretion provided herein to determine that certain Accounts are not Eligible Accounts, Eligible Accounts shall not include any Account:

(a)           which is not subject to a first-priority perfected security interest in favor of the Collateral Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Collateral Agent;

(c)           which has a scheduled due date more than 60 days after the original invoice date;

(d)           which remains unpaid more than 60 days after the original due date;

(e)           which has been written off on the books of the applicable Loan Party or otherwise designated as uncollectible;

(f)           which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c), (d) or (e) above after giving effect to the proviso at the end of this paragraph;

(g)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 15% of the aggregate amount of all Eligible Accounts;

(h)           with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(i)           which (i) does not arise from the sale of goods or the performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor providing that payment must be made directly to the applicable Loan Party's deposit account with the Collateral Agent or another deposit account reasonably acceptable to the Collateral Agent, (iii) represents a progress billing, (iv) is contingent upon the applicable Loan Party's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(j)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account was invoiced more than once;

(k)           with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(l)           which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(m)           which is owed by any Account Debtor which has sold all or substantially all of its assets;

(n)           which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S. or any state thereof; provided that this clause (n) shall not apply with respect to (x) any Account which is owed by an Account Debtor that (1) is qualified to do business in any state of the U.S. and (2) has substantial assets located in such state and (y) Accounts in an aggregate amount not exceeding $1,000,000 at any time outstanding owed by an Account Debtor which (1) maintains its chief executive office in Canada (other than the Province of Newfoundland) or (2) is organized under applicable law of Canada or any province thereof (other than the Province of Newfoundland).

(o)           which is owed in any currency other than Dollars;

(p)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, have been complied with to the Administrative Agent's satisfaction;

(q)           which is owed by (i) any Affiliate of any Loan Party other than Norchem (but only so long as Norchem is not a Subsidiary of any Loan Party) or (ii) any employee, officer, director, agent or stockholder of any Loan Party; provided that this clause (q) shall not apply with respect to (x) an aggregate amount of $250,000 of Accounts in respect of which Marco International is the Account Debtor and (y) an aggregate amount of $500,000 of Accounts in respect of which Solsil, Inc. is the Account Debtor;

(r)           which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion, but only to the extent of such excess;

(s)           which (i) is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or (ii) is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(t)           which is subject to any counterclaim, deduction, defense, setoff or dispute;

(u)           which is evidenced by any promissory note, chattel paper, or instrument;

(v)           which is owed by an Account Debtor located in any jurisdiction which requires filing of a "Notice of Business Activities Report" or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(w)           with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or which was partially paid and as to which the applicable Loan Party has created a new receivable for the unpaid portion of such Account;

(x)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(y)           which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party;

(z)           which was created on cash-on-delivery terms; or

(aa)           which is owed by an Account Debtor that the Administrative Agent determines in its Permitted Discretion may be unable to pay; provided that, the Administrative Agent provides the Borrowers with written notice thereof;

provided that clauses (d), (g), (k), (1), (m) and (aa) above shall not apply with respect to any Accounts that are Credit-Enhanced Accounts; and provided, further that clause (n) above shall not apply with respect to any Account that is backed by a letter of credit which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent so long as such letter of credit and the issuer thereof are each satisfactory to the Administrative Agent in its sole discretion.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Required Lenders in the exercise of their Permitted Discretion, with any such changes to be effective three (3) days after delivery of notice thereof to the Borrowers and the Lenders.

"Eligible Cash" means (a) Dollars of a Loan Party (other than an Excluded Subsidiary Guarantor) which have been deposited with the Collateral Agent for the benefit of the Secured Parties as Collateral for all Secured Obligations pursuant to the Collateral Documents, and on and in which the Collateral Agent has a valid, perfected and exclusive first priority Lien; and (b) Dollars of a Loan Party (other than an Excluded Subsidiary Guarantor) held at another financial institution, provided that such cash collateral is subject to a control agreement and other Collateral Documents in form and substance satisfactory to the Collateral Agent pursuant to which the Collateral Agent has a valid, perfected and exclusive first priority Lien.

"Eligible Inventory" means, as of any time of determination, the Inventory of the Loan Parties (other than the Excluded Subsidiary Guarantors) consisting of finished goods or raw materials which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the making of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent's discretion provided herein to determine that certain Inventory is not Eligible Inventory, Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority perfected Lien in favor of the Collateral Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Collateral Agent;

(c)           which is, in the opinion of the Administrative Agent, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)           with respect to which any covenant, representation or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any applicable Governmental Authority;

(e)           in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)           which constitutes samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, or goods held on consignment;

(g)           which is not (i) located in the U.S. or (ii) on board shipping vessels in transit to the U.S. with a common carrier from vendors and suppliers (and, if such Inventory is covered by a negotiable bill of lading, three of three originals of such bill of lading shall have been delivered and endorsed to the Collateral Agent);

(h)           which is located in any location leased by a Loan Party unless the lessor has delivered to the Administrative Agent a Collateral Access Agreement;

(i)           which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) the aggregate value of all such Inventory does not exceed $1,000,000;

(j)           which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)           which is a discontinued product or component thereof;

(l)           which is the subject of a consignment by the applicable Loan Party as consignor unless approved by the Administrative Agent in writing;

(m)           which is perishable;

(n)           which contains or bears any intellectual property rights licensed to any Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)           which is not reflected in a current perpetual inventory report of the applicable Loan Party;

(p)           which has been owned by a Loan Party for more than 180 days; or

(q)           which has been specifically reserved against by the applicable Loan Party.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) days after delivery of notice thereof to the Borrowers and the Lenders.

"Eligible Inventory Consisting of Manganese" means, as of any time of determination, Inventory of the Loan Parties (other than Excluded Subsidiary Guarantors) consisting of manganese that would have been considered "Eligible Inventory" but for the fact that it has been owned by a Loan Party for more than 180 days.

"Eligible Inventory in Transit from China" means, as of any time of determination, the Eligible Inventory of the Loan Parties (other than the Excluded Subsidiary Guarantors) consisting of carbon electrodes in transit from China to the United States.

"Eligible L/C's" means the undrawn amount of Letters of Credit in favor of suppliers of the Loan Parties (other than the Excluded Subsidiary Guarantors) for products not yet delivered in the normal course of business which are (a) issued during the Availability Period and (b) negotiable against title and other documents which effectively transfer title and control of merchandise to a Loan Party (other than an Excluded Subsidiary Guarantor) from such suppliers upon receipt of payment for goods; provided that upon payment under such Letters of Credit, the Inventory represented by such Letters of Credit will constitute Eligible Inventory.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" has the meaning assigned to such term in Article VII.

"Excluded Subsidiary Guarantors" means AS&G and Laurel Ford.

"Excluded Taxes" means, with respect to the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.16(a).

"Existing Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of September 18, 2008, by and among the GMI, as the borrower, the subsidiary guarantors party thereto, the lenders party thereto, and SG, as sole arranger, administrative agent and collateral agent, as heretofore amended, supplemented or otherwise modified.

"Existing Letters of Credit" means the letters of credit issued by SG as the issuing bank under the Existing Credit Agreement and which have not been terminated or expired and returned to SG as the Issuing Bank as of the Effective Date, including without limitation, those specifically identified in Schedule 2.05.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means the Fee Letter dated as of January 21, 2011 among GMI and the Arranger.

"Financial Officer" means, with respect to each Borrower or the Parent, the president, chief executive officer, chief financial officer, principal accounting officer or vice president-finance of such Borrower.

"Fiscal Month" means a fiscal month of the Borrowers and their Subsidiaries.

"Fiscal Quarter" means a fiscal quarter of the Borrowers and their Subsidiaries.

"Fiscal Year" means a fiscal year of the Borrowers and their Subsidiaries.

"Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (i) an amount equal to (a) Combined EBITDA for the four Fiscal Quarter period ending on such date minus (b) the aggregate amount of all Capital Expenditures made in cash by the Borrowers and their Subsidiaries during such period minus (c) the aggregate amount of all taxes paid by the Borrowers and their Subsidiaries during such period to (ii) Combined Fixed Charges for such period.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender's Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender's Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"Funding Account" means the deposit account of a Borrower specified in writing to the Administrative Agent as the account to which the Administrative Agent is authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

"GAAP" means, subject to the limitations on the application thereof set forth in Section 1.04, generally accepted accounting principles as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

"GMI" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"GMI Exposure" means the sum of (a) the aggregate outstanding principal amount of Revolving Loans made to GMI at such time plus (b) the GMI LC Exposure at such time plus (c) the aggregate outstanding principal amount of Swingline Loans made to GMI at such time.

"GMI LC Exposure" means the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit requested by GMI at such time plus (b) the aggregate amount of all LC Disbursements with respect to Letters of Credit requested by GMI that have not yet been reimbursed by or on behalf of the Borrowers at such time.

"GMI Sublimit" means the book value of the assets of GMI pledged in favor of the Collateral Agent pursuant to the Security Agreement, as certified by GMI in the Borrowing Request most recently delivered by GMI.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"GSMS" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"GSMS Exposure" means the sum of (a) the aggregate outstanding principal amount of Revolving Loans made to GSMS at such time plus (b) the GSMS LC Exposure at such time plus (c) the aggregate outstanding principal amount of Swingline Loans made to GSMS at such time.

"GSMS LC Exposure" means the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit requested by GSMS at such time plus (b) the aggregate amount of all LC Disbursements with respect to Letters of Credit requested by GSMS that have not yet been reimbursed by or on behalf of the Borrowers at such time.

"GSMS Sublimit" means the book value of the assets of GSMS pledged in favor of the Collateral Agent pursuant to the Security Agreement, as certified by GSMS in the Borrowing Request most recently delivered by GSMS.

"Guarantee", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another (a "primary obligation") that provides assurance to the obligee of the primary obligation that such primary obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such primary obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings if such letter of credit is issued to support a primary obligation. Guarantees shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of a primary obligation, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for a primary obligation through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor, or to provide funds for the payment or discharge of such primary obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Guarantee shall be equal to the amount of the primary obligation so guaranteed or otherwise supported or, if less, the amount to which such Guarantee is specifically limited.

"Guaranteed Obligations" has the meaning assigned to such term in Section 10.01.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedging Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, pricing indices or pricing risk or value or any similar transaction or any combination of these transactions.

"Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under, arising from or relating to (a) any and all Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreement transaction.

"Increase Effective Date" has the meaning assigned to such term in Section 2.01(b)(iv).

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all obligations of others referred to in clauses (a)-(e) and (h)-(k) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of obligations of others referred to in clauses (a)-(e) and (h)-(k) of this definition, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and (k) any Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

"Interest Election Request" means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

"Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) in addition to the foregoing, with respect to any Loan, the Maturity Date.

"Interest Period" means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  No Interest Period shall extend beyond the earlier of (a) the date such Loan is due under Section 2.09(a) and (b) the Maturity Date.

"Inventory" has the meaning assigned to such term in the Security Agreement.

"Issuing Bank" means SG, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"Joinder Agreement" has the meaning assigned to such term in Section 5.13(a).

"Laurel Ford" means Laurel Ford Resources, Inc., a Kentucky corporation.

"LC Collateral Account" has the meaning assigned to such term in Section 2.05(j).

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, as of any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement (including the Existing Letters of Credit).

"LIBO Rate" means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or any successor to or substitute for such Page which provides rate quotations comparable to those currently provided on such Page, as determined by the Administrative Agent), at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which SG or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period.

"LIBOR" when used in reference to any Loan or Borrowing, refers to the fact that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar fight of a third party with respect to such securities.

"Loan Documents" means this Agreement (including the Subsidiary Guaranty), any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Fee Letter and all other agreements, instruments, documents and certificates that are executed and delivered to, or in favor of, the Administrative Agent or any Lender in connection with this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

"Loan Parties" means the Borrowers, the Effective Date Subsidiary Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement, together with their respective successors and permitted assigns.

"Loans" means the loans and advances made by the Lenders pursuant to this Agreement, including the Revolving Loans and the Swingline Loans.

"Marco International" means Marco International Corp., a New York corporation.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of any Borrower or any Subsidiary of a Borrower or the Borrowers and their Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agent's Liens (on behalf of the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Secured Parties under the Loan Documents.

"Material Indebtedness" means (a) any 6.01(k) Indebtedness and (b) any Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Hedging Agreements of any one or more of the Borrowers and its Subsidiaries in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness pursuant to the foregoing clause (b), the "obligations" of the Borrowers or any of their Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the applicable Borrower or Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

"Maturity Date" means March 30, 2014, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof or the repayment of the Loans is accelerated.

"Maximum Liability" has the meaning assigned to such term in Section 10.10.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.

"Non-Consenting Lender" has the meaning assigned to such term in Section 9.02(d).

"Non-Defaulting Lender" means, at any time, a Lender that is not a Defaulting Lender.

"Non-Paying Guarantor" has the meaning assigned to such term in Section 10.11.

"Norchem" means Norchem, Inc., a Florida corporation.

"Obligated Party" has the meaning assigned to such term in Section 10.02.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to any Secured Party or any indemnified party arising under the Loan Documents.

"Off-Balance Sheet Liability" of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called "synthetic lease" transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of a borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

"Parent" means Globe Specialty Metals, Inc., a Delaware corporation (f/k/a International Metal Enterprises, Inc.).

"Participant" has the meaning set forth in Section 9.04.

"Paying Guarantor" has the meaning assigned to such term in Section 10.11.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Acquisition" means any Acquisition so long as:

(a)           all transactions in connection therewith are consummated in accordance with all applicable laws and in conformity with all applicable permits;

(b)           the requirements of Section 5.13 shall have been satisfied on or prior to the date on which such Acquisition is consummated and the target is not hostile;

(c)           in the case of a merger or consolidation, the Borrower or any Subsidiary (other than an Excluded Subsidiary Guarantor), or if any Loan Party is a party thereto, such Loan Party, shall be the surviving Person;

(d)           the lines of business of the Person to be (or the property of which is to be) so acquired shall be substantially similar to the lines of business as one or more of the principal businesses of the Borrowers and their Subsidiaries in the ordinary course or shall relate to the procurement of raw materials for such businesses or further refining and production relating to finished goods resulting from such businesses;

(e)           at the time such Acquisition is consummated, Availability is greater than $20,000,000, unless the funds for such Acquisition were contributed as equity to a Borrower from the Parent;

(f)           the total Acquisition Consideration paid by or on behalf of the Borrowers and their Subsidiaries for any such Acquisition, when aggregated with the total Acquisition Consideration paid by or on behalf of the Borrowers and their Subsidiaries for all other Acquisitions, shall not exceed $50,000,000 in any given calendar year (excluding, in each case, any Acquisitions the funds for which were contributed as equity to a Borrower from the Parent);

(g)           immediately before and after giving pro forma effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing;

(h)           immediately after giving effect to such Acquisition, the Borrowers and their Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.13; and

(i)           the Borrowers shall have delivered to the Administrative Agent at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated, a certificate of a Financial Officer of each Borrower or a Financial Officer of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, certifying that clauses (a) through (h) above have been satisfied or will be satisfied on or prior to the date on which such Acquisition is consummated.

If the funds for any Permitted Acquisition are contributed as equity to a Borrower from the Parent, from and after the date of any such contribution, the minimum Combined Tangible Net Worth requirement set forth in Section 6.13(c) shall be increased by the amount of such contribution.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Encumbrances" means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrowers or any of its Subsidiaries;

provided that the term "Permitted Encumbrances" shall not include any Lien arising under ERISA or any Lien securing Indebtedness.

"Permitted Investments" means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c)           investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by SG as its "prime rate" in effect at its principal office in New York City, New York, with each change in the Prime Rate to be effective from and including the date such change is publicly announced as being effective.

"Projections" has the meaning assigned to such term in Section 5.01(f).

"Register" has the meaning set forth in Section 9.04.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Replaced Lender" has the meaning set forth in Section 2.18(b).

"Report" means a report prepared by the Administrative Agent or the Collateral Agent or another Person showing the results of an appraisal, field examination or audit of the assets of the Borrowers and their Subsidiaries, each of which Reports may be distributed to the Lenders by the Administrative Agent or the Collateral Agent, as applicable.

"Required Lenders" means, as of any time of determination, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time, provided that the unused Commitment of, and the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserves" means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, reserves for rent at locations leased by any Loan Party and for consignee's, warehousemen's and bailee's charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Hedging Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, and reserves for taxes, fees, assessments, and other governmental charges) from time to time with respect to the Collateral or any Loan Party.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any of its Subsidiaries or any option, warrant or other fight to acquire any such Equity Interests in the any Borrower or any of its Subsidiaries.

"Revolving Loans" means the Loans made pursuant to Section 2.01(a).

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

"Secured Obligations" means collectively, all Obligations and all Hedging Obligations owing by any Loan Party to one or more Lenders or their respective Affiliates; provided that, with respect to such Hedging Obligations owing to Lenders or their respective Affiliates other than SG and its Affiliates, prior to or within 10 Business Days after the time that any transaction relating to such Hedging Obligation is executed, the Lender or Affiliate of a Lender party thereto shall have delivered written notice to the Administrative Agent that such a transaction has been or will be entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

"Secured Parties" means the Collateral Agent, the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lenders and Affiliates of Lenders who hold Secured Obligations.

"Security Agreement" means that certain Second Amended and Restated Pledge and Security Agreement, dated as of the Effective Date, by and among the Borrowers and the Collateral Agent, for the benefit of the Secured Parties, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document).

"SG" means Société Générale.

"Shareholders' Equity" means, as of any date of determination, combined shareholders' (or other type of equity holder's) equity of the Borrowers and their Subsidiaries as of that date determined in accordance with GAAP.

"Subordinated Indebtedness" means any Indebtedness of any Borrower that (a) no payments in respect of which (whether for principal, interest or otherwise) are required to be paid in cash (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to six months after the Maturity Date; (b) the payment of the principal of and interest on which and other obligations of such Borrower in respect thereof are subordinated to the prior payment in full of the Secured Obligations on terms and conditions satisfactory in form and substance to the Administrative Agent in its Permitted Discretion; and (c) all other terms, covenants and conditions of which do not subject such Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions than those contained in this Agreement.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

"Subsidiary Guarantor" means each Loan Party other than the Borrowers.

"Subsidiary Guaranty" means Article X of this Agreement.

"Super-Majority Lenders" means, as of any time of determination, Lenders having Credit Exposure and unused Commitments representing more than 66 2/3% of the sum of the Aggregate Credit Exposure and unused Commitments at such time, provided that the unused Commitment of, and the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super-Majority Lenders.

"Swingline Lender" means SG, in its capacity as the lender of Swingline Loans hereunder.

"Swingline Loan" means, collectively, the Loans made pursuant to Section 2.04.

"TAC" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"TAC Exposure" means the sum of (a) the aggregate outstanding principal amount of Revolving Loans made to TAC at such time plus (b) the TAC LC Exposure at such time plus (c) the aggregate outstanding principal amount of Swingline Loans made to TAC at such time.

"TAC LC Exposure" means the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit requested by TAC at such time plus (b) the aggregate amount of all LC Disbursements with respect to Letters of Credit requested by TAC that have not yet been reimbursed by or on behalf of the Borrowers at such time.

"TAC Sublimit" means the book value of the assets of TAC pledged in favor of the Collateral Agent pursuant to the Security Agreement, as certified by TAC in the Borrowing Request most recently delivered by TAC.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"Total Debt to Capitalization Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) Combined Total Debt as of such day to (b) the sum of (i) Combined Total Debt as of such day plus (ii) all Shareholder's Equity as of such day, as determined in accordance with GAAP.

"Transactions" means the execution, delivery and performance by the Loan Parties and the Parent of this Agreement and the other Loan Documents, the borrowing of Loans and other extensions of credit hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

"Type" when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

"Unliquidated Obligations" means, as of any time of determination, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it, (b) any other obligation (including any Guarantee) that is contingent in nature at such time, or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"WVA" means West Virginia Alloys, Inc., a Delaware corporation.